Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Financial Results for the Fourth Quarter and Year End 2007

CAMBRIDGE, MA — February 14, 2008 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the fourth quarter and year ended December 31, 2007.

For the fourth quarter of 2007, the Company reported a net loss of $14.3 million, compared to a net loss of $16.0 million for the same period last year.  For the year ended December 31, 2007, the Company reported a net loss of $68.9 million compared to a net loss of $51.9 million for the same period last year.  At December 31, 2007, the Company had cash, cash equivalents, and marketable securities of $135.9 million, compared to $191.3 million at December 31, 2006.

“We believe 2008 has the potential to be a pivotal year for Momenta,” commented Craig A. Wheeler, President and Chief Executive Officer. “The regulatory approval and launch of M-Enoxaparin continues to be our highest priority.  During 2008, we look forward to demonstrating progress and reaching milestones for key programs which will increase the value of Momenta’s pipeline beyond M-Enoxaparin, including complex generics, follow-on biologics and novel compounds.”

Corporate Goals and Events for 2008

Momenta announced the following corporate goals and events for 2008:

•                  Advance the M-Enoxaparin ANDA review toward FDA approval. The Company is working to address questions raised by the U.S. Food and Drug Administration (FDA) regarding the potential for immunogenicity of the M-Enoxaparin drug product and to identify the additional information that is necessary to obtain approval of the ANDA.

•                  Court of Appeals decision regarding Lovenox®. The Court of Appeals hearing in the patent litigation between Sanofi-Aventis and Teva/Amphastar regarding the patent covering Lovenox was held in January 2008.  The Company anticipates that a written decision could be issued in the second quarter of 2008 potentially upholding the District Court decision rendering the patents unenforceable.

•                  Complete Phase 2a and initiate Phase 2b clinical trials for M118. M118, the Company’s next-generation anticoagulant, engineered to address unmet needs in the treatment of acute coronary syndromes, is currently in Phase 2a clinical trials for patients undergoing elective percutaneous coronary intervention (PCI). Momenta plans to present Phase 2a data and initiate Phase 2b studies in the second half of 2008.

•                  Advance M356 development. M356 is the Company’s technology-enabled generic formulation of Copaxone® (glatiramer acetate) for the treatment of multiple sclerosis. The Company has characterized Copaxone and is continuing its work to develop and validate methods for characterizing this complex peptide mixture, as well as to gain insight into the biology of the product.  We are also working to define and put in place our regulatory and commercial supply chain strategy for M356.

•                  Expanding our follow-on biologics program.  Follow-on biologics represent a significant global commercial opportunity.  The Company is adapting its technology and developing new methods to enable the characterization of glycoproteins.  We are applying this technology to establishing and controlling the linkages between structural variation and process variation, which will enable us to develop a broad portfolio of follow-on biologics to capture this global opportunity.

•                  Progress novel oncology drug candidate into development.  The Company is utilizing its technology to engineer a novel sugar-based oncology drug candidate, which it plans to transition from research to preclinical development in 2008.

Financial Results

Revenue for the fourth quarter of 2007 was $10.0 million, compared to $4.0 million for the same period last year.  For the year ended December 31, 2007, revenue was $21.6 million, compared to $16.0 million for 2006.  The increase in revenue in both periods was a result of increased reimbursable expenses associated with preparing for the potential commercial launch of M-Enoxaparin in the U.S and amortization of the equity premium related to the 2006 collaboration agreement with Sandoz A.G

Research and development expenses for the fourth quarter of 2007 were $19.6 million, compared to $13.3 million for the same period last year.  For the year ended December 31, 2007, research and development expenses were $69.9 million, compared to $46.9 million for 2006.  The increase in research and development expenses in both periods was primarily due to to increased manufacturing and third-party research costs, headcount-related expenses, including an increase in stock-based compensation, and increased lab and facilities costs.

General and administrative expenses for the fourth quarter of 2007 totaled $6.3 million, compared with $9.2 million for the same period last year.  For the year ended December 31, 2007, general and administrative expenses were $28.2 million, compared to $28.5 million for 2006.  The decrease in general and administrative expenses in both periods was primarily due to decreased professional fees and other legal expenses.

Conference Call Information

Management will host a conference call on Thursday, February 14, 2008 at 10:00 am EST to discuss these results and provide an update on the Company.  To access the call, please dial 888-690-2879 (domestic) or 913-312-0941 (international) prior to the scheduled conference call time and provide the access code 2088400. A replay of the call will be available approximately two hours after the call and will be accessible through February 21, 2008.  To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) and provide the access code 2088400.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through March 14, 2008.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.  Momenta was founded in 2001 based on technology initially developed at the Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses and other results of operations, including the quarter and year ended December 31, 2007, current and future development efforts and commercialization efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
Assets

Cash and marketable securities	$135,937	$191,265
Restricted cash	1,778	4,685
Other assets	30,583	20,435
Total assets	$168,298	$216,385
Liabilities and Stockholders’ Equity
Current liabilities	$22,412	$12,762
Other liabilities	18,346	21,032
Stockholders’ equity	127,540	182,591
Total liabilities and stockholders’ equity	$168,298	$216,385

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Collaboration revenue	$9,998	$4,038	$21,561	$15,999
Operating expenses:
Research and development*	19,592	13,316	69,899	46,916
General and administrative*	6,255	9,196	28,219	28,466
Total operating expenses	25,847	22,512	98,118	75,382
Loss from operations	(15,849)	(18,474)	(76,557)	(59,383)
Other income, net	1,559	2,491	7,676	7,470
Net loss	$(14,290)	$(15,983)	$(68,881)	$(51,913)
Basic and diluted net loss per share	$(0.40)	$(0.45)	$(1.93)	$(1.62)
Shares used in computing basic and diluted net loss per share	35,695	35,518	35,639	32,103

*Includes stock-based compensation of the following:
Research and development	$1,234	$1,289	$4,792	$4,367
General and administrative	1,815	2,673	7,895	7,035
Total stock-based compensation	$3,049	$3,962	$12,687	$11,402

CONTACT:  Momenta Pharmaceuticals, Inc.

Beverly Holley

(617) 395-5189

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